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EXHIBIT 5.3

[BASS, BERRY & SIMS PLC LETTERHEAD]

July 8, 2002

Regal Cinemas Corporation
7132 Regal Lane
Knoxville, Tennessee 37918

Hogan & Hartson L.L.P.
One Tabor Center
Suite 1500
1200 Seventeenth Street
Denver, CO 80202

Ladies and Gentlemen:

        We have acted as counsel to Regal Cinemas, Inc., a Tennessee corporation (the "Guarantor") in connection the issuance by the Guarantor of a guarantee (the "Guarantee") of Regal Cinemas Corporation's 9 3/8% Senior Subordinated Notes due 2012 (the "Notes").

        In so acting, we have examined executed copies of the Notes, the Guarantee, that certain Indenture dated as of January 29, 2002 (the "Original Indenture") by and among Regal Cinemas Corporation, as Issuer (the "Issuer"), the Guarantors party thereto and U.S. Trust National Association, as Trustee (the "Trustee"), the First Supplemental Indenture dated as of April 17, 2002 by and among the Issuer, the Guarantors party thereto and the Trustee (the "First Supplemental Indenture"), and the Second Supplemental Indenture dated as of April 17, 2002, by and among Regal Cinemas Corporation, as Issuer, Edwards Theatres, Inc., Florence Theatre Corporation, Morgan Edwards Theatre Corporation, United Cinema Corporation, as Guaranteeing Subsidiaries, and U.S. Bank National Association, as Trustee (the "Second Supplemental Indenture") (the Original Indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture, the "Indenture"), the Registration Rights Agreement dated as of January 29, 2002 by and among the Issuer, the Guarantors party thereto and Credit Suisse First Boston Corporation (the "First Registration Rights Agreement"), the Registration Rights Agreement dated as of April 17, 2002 by and among the Issuer, the Guarantors party thereto and Credit Suisse First Boston Corporation (the "Second Registration Rights Agreement") (the First Registration Rights Agreement and the Second Registration Rights Agreement, collectively the "Registration Rights Agreements") (collectively, the "Transaction Documents"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Guarantor and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. For purposes of the opinion on the good standing of the Guarantor, we have relied solely upon a good standing certificate of recent date, which we believe we and you are justified in relying upon. The Indenture and the Registration Rights Agreements provide that they are governed by the laws of the State of New York, and we have assumed that a court considering the issue would respect that choice.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to various issues of fact, we have relied upon certificates or comparable documents of officers and representatives of the Guarantor. Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1.    The Guarantor is a corporation validly existing and in good standing under the laws of the State of Tennessee.

        2.    The execution, delivery and performance of the Transaction Documents to which the Guarantor is a party by the Guarantor have been duly authorized by all necessary corporate action on the part of the Guarantor. Each of the Transaction Documents has been duly executed and delivered by the Guarantor.

        3.    The execution, delivery and performance of the Guarantee to be endorsed on the Exchange Securities (as defined in the Registration Rights Agreements) by the Guarantor has been duly authorized by all necessary corporate action on the part of the Guarantor.

        The opinions expressed herein are limited to the corporate laws of the State of Tennessee, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        The opinions expressed herein are for your benefit and the benefit of Hogan & Hartson, L.L.P. in connection with the transactions described herein and are valid only with respect to the date hereof, and we assume no obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the date hereof and which may alter, affect or modify those opinions.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission covering the Notes.

Very truly yours,
/s/ BASS, BERRY & SIMS PLC

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  EXHIBIT 5.3